UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Bublitz, Maxwell E.
   11825 N. Pennsylvania Street
   Carmel, Indiana  46032
   USA
2. Issuer Name and Ticker or Trading Symbol
   Conseco, Inc.
   CNC
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   February 28, 1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President, Investments
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
 Common Stock              |2/24/9|M   | |4,800             |A  |$10.47     |                   |D     |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
 Common Stock              |2/24/9|M   | |4,800             |A  |$14.30     |                   |D     |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
 Common Stock              |2/24/9|F   | |5,447             |D  |$30.81     |364,075            |D     |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
 Common Stock              |      |    | |                  |   |           |76,000             |I     |By Limited Partnership     |
-----------------------------------------------------------------------------------------------------------------------------------|
 Common Stock              |      |    | |                  |   |           |13,680             |I     |By 401(k) Plan             |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
 Options to Purchase  |$10.47  |2/24/|M   | |3,448      |D  |12/14|12/13|Common Stock|3,448  |       |0           |D  |            |
                      |        |99   |    | |           |   |/98  |/01  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
 Options to Purchase  |$10.47  |2/24/|M   | |1,352      |D  |12/14|12/13|Common Stock|1,352  |       |0           |D  |            |
                      |        |99   |    | |           |   |/98  |/04  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
 Options to Purchase  |$14.30  |2/24/|M   | |4,800      |D  |12/13|12/12|Common Stock|4,800  |       |0           |D  |            |
                      |        |99   |    | |           |   |/98  |/05  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
 Options to Purchase  |$30.81  |2/24/|A   |V|5,447      |A  |8/24/|2/23/|Common Stock|5,447  |       |5,447       |D  |            |
                      |        |99   |    | |           |   |99   |09   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
 Options to Purchase (|        |     |    | |           |   |     |     |            |       |       |814,185     |D  |            |
1)                    |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
 (1) Represents stock options held by the Reporting Person as previously reported.
SIGNATURE OF REPORTING PERSON
/s/Maxwell E. Bublitz by Karl W. Kindig, Attorney-in-Fact
DATE
March 8, 1999